Exhibit 99.1

Mogul Energy Announces Agreement to acquire a 40% interest in Excelaron LLC

SEATTLE, February 18 /PRNewswire-FirstCall/ -- Mogul Energy International, Inc. (OTC Bulletin Board: MGUY; FSE: BKX) announced today that it has entered into an agreement with Excelaron LLC wherein Mogul Energy has acquired a 40% membership interest in Excelaron LLC, a California based company.  Excelaron LLC is in the process of developing oil and gas leases that Excelaron has entered into that are located in the state of California. Naeem Tyab, President of Mogul Energy stated, “I believe that the agreement for Mogul Energy to acquire a 40% interest in Excelaron and to work with Excelaron to develop an oil and gas project in California presents a tremendous opportunity for the Company.”  Greater detail as to the agreement and other activities of the Company may be found in the Company EDGAR filings at www.sec.gov.

Information concerning Mogul Energy International:

Mogul Energy is an oil and gas exploration company with headquarters in Seattle, Washington.

Mogul Energy is a Delaware corporation with its principal place of business in Seattle, Washington. The common shares of Mogul Energy are quoted on the OTC Bulletin Board (OTCBB) system under the symbol 'MGUY,' and the Frankfurt Stock Exchange ("FSE") under the symbol 'BKX.' Further information concerning Mogul Energy can be found in the Company's filings with the U.S. Securities and Exchange Commission (http://www.sec.gov).

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the securities laws, which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's ability to negotiate, enter into, perform and consummate the business combination described in this release. Inherent in the Company's business plan is a belief that Mogul Energy can successfully explore oil and gas properties in Egypt and Canada, and that the Company can participate in the development of those properties. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Mogul Energy's control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Mogul Energy's filings with the U.S. Securities and Exchange Commission. Mogul Energy International, Inc. assumes no obligation to update or supplement such forward-looking statements other than as required by law.

Contact Information:
Company Contact:
Naeem Tyab
Mogul Energy
Tel: 206-357-4220
naeem@mogulenergy.com
http://www.mogulenergy.com